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                                                                  Exhibit (h)(7)

                                  AMENDMENT TO
                         COMPLIANCE SERVICES AGREEMENT

     AMENDMENT made as of the 17th day of May, 2007, between COVENTRY GROUP (the "Trust"), a Massachusetts business trust having its place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, to that certain Compliance Services Agreement, dated September 27, 2004, between the Trust and BISYS (as amended and in effect on the date hereof, the "Agreement"). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

          WHEREAS, pursuant to the Agreement, BISYS performs certain compliance services for the Trust with respect to its investment portfolios (the "Funds");

          WHEREAS, BISYS and the Trust desire to. amend and restate the fees payable by the Trust with respect to the compliance services to be provided to each of the Funds as set forth herein;

          NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trust and BISYS hereby agree as follows:

     1. Adoption of New Schedule A.

Schedule Schedule A of the Agreement, shall be replaced with a new Schedule A, attached hereto.


     2. Representation and Warranties.

     (a) The Trust represents (i) that it has full power and authority to enter into and perform this Amendment on behalf of itself and as Trustee of the Funds
(ii) that this Amendment, and all information relating thereto has been presented to and reviewed by the Board, and (iii) that the Board has approved this Amendment.

     (b) BISYS represents that it has full power and authority to enter into and perform this Amendment.

     3. Effective Date.

     This Amendment shall be effective as of April 1, 2007.

     4. Miscellaneous.

     (a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing

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upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

     (b) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

     (c) No amendment or modifications to this Agreement shall be valid unless made in writing and executed by both parties hereto.

     ( c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

     (d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

                                        COVENTRY GROUP By:


                                        By: /s/ R Jeffrey Young
                                            ------------------------------------
                                        Name: R. Jeffrey Young
                                        Title: President


                                        BISYS FUND SERVICES OHIO, INC.


                                        By: /s/ Fred Naddaff
                                            ------------------------------------
                                        Name: Fred Naddaff
                                        Title: President

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                                   SCHEDULE A

                        TO COMPLIANCE SERVICES AGREEMENT

                        BETWEEN COVENTRY GROUP AND BISYS

                               Dated May 17, 2007

This Schedule A is effective as of April 1, 2007.

                                      Fees

The annual fee per year payable by the Trust with respect to each of the Funds is set forth below:

151 Source Funds   $27,326.76
Signal Funds       $27,326.76
Boston Trust       $27,326.76

All annual fees set forth above shall be payable in equal monthly installments.

In the event that Signal Funds is reorganized out of Coventry Group, the monthly installment payable by Coventry Group relating to the Signal Funds shall no longer be payable.

All recurring fees set forth above shall be subject to adjustment annually commencing on the one-year anniversary of the date of this Agreement by the percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled "All Services Less Rent of Shelter" or a similar index should such index no longer be published.

Out of Pocket Expenses

Out of pocket expenses are not included in the above fees and shall also be paid to BISYS in accordance with the provisions of this Agreement.